Exhibit 10.2

Term Sheet

The following outlines the terms of a proposed exchange of the Series A Convertible Preferred Stock and Warrants originally issued on March 7, 2008 and March 31, 2008 by American Defense Systems, Inc. (the “Company”) to Centaur Value Fund, LP (“Centaur Value”) and United Centaur Master Fund (“United Centaur”, together with Centaur Value, “Centaur” or “Investor”) and the amendment of certain other related transaction documents. Until definitive documentation is executed by all parties, there shall not exist any binding obligation, other than as described in the section entitled “Reimbursement” on the part of any party to consummate the transaction described herein. Other than as set forth above, this term sheet does not constitute a contractual commitment of the Company or Centaur but merely represents proposed terms for the proposed transaction.

Exchange: The Company will exchange with Centaur, in a private transaction, $975,000 of stated value of the Issuer’s Series A Convertible Preferred Stock (the “Existing Preferred Stock”) beneficially owned by Centaur for an aggregate of (i) $627,406 of stated value of the Series B Convertible Preferred Stock (as defined below), (ii) $208,556 in principal amount of the Secured Notes (as defined below) and (iii) $139,038 in cash.

Amendment of Series A Holder Consent: Simultaneously with the consummation of the transactions contemplated hereby, Centaur will consent to amend that certain Consent and Agreement of Series A Convertible Preferred Stockholders, dated as of May 23, 2008, to delete Section 6.

Series B Convertible Preferred Stock: The Company will authorize a new series of convertible preferred stock of the Company designated as Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”) the terms of which shall be substantially identical to the Existing Preferred Stock except that:

(i) the conversion price shall equal $1.25; and

(ii) the maturity date will remain December 31, 2010, provided that an aggregate of $347,593 of stated value of the Series B Convertible Preferred Stock issued to Centaur shall be then payable and the remaining $279,813 of aggregate stated value of the Series B Convertible Preferred Stock, together with accrued and unpaid interest thereon, will be paid in twelve (12) monthly installments beginning on January 31, 2011 and ending on December 31, 2011.

Secured Notes: The Company will authorize a new series of 10% secured notes of the Company, due December 31, 2009. The Secured Notes will be secured obligations of the Company and will be secured by a first priority (subject to the next sentence) perfected security interest in all of Company’s assets and capital stock. The Secured Notes will be senior to all existing and future indebtedness of the Company other than the Company’s credit facility under that certain Loan Agreement, dated as of May 2, 2007, with Commerce Bank, N.A., to which the Senior Notes will be subordinated pursuant to a subordination agreement in form and substance reasonably acceptable to Centaur. Interest on the Secured Notes will be payable monthly in cash. Beginning on April 1, 2009, an aggregate of $17,379 of principal will be paid monthly.

Warrant: The exercise price of the existing warrants to purchase an aggregate of 243,750 shares of common stock of the Company beneficially owned by Centaur will be amended to $1.10.

Executive Lock-Up: The Company and the Company’s current executive officers and directors shall amend those certain Lock-Up Agreements, dated as of March 7, 2008, (the “Lock-Up Agreements”) to extend the Lock Up-Period (as defined in the Lock-Up Agreements) to the date that the Series B Convertible Preferred Stock and Secured Notes are longer outstanding.

Closing: On or before February 27, 2009.

Reimbursement: The Company shall pay Centaur for its legal expenses reasonably incurred in relation to the documentation of the transactions contemplated hereby, which documentation will be drafted by legal counsel to West Coast Opportunity Fund, LLC. The Company shall be responsible for such expenses regardless of whether the transaction is consummated or not.

[Signature page follows]

Agreed and accepted this                  day of February, 2009.

American Defense Systems, Inc.	Centaur Value Fund, LP

By:	By:
Name:	Name:
Title:	Title:

United Centaur Master Fund

By:
Name:
Title:

[Signature page to Term Sheet]